Exhibit 99.1

Contacts

INVESTORS	MEDIA

V.I. Technologies, Inc. (Vitex) John R. Barr 617-926-1551 john.barr@vitechnologies.com	Schwartz Communications Shoba Vaitheeswaran 781-684-0770 vitex@schwartz-pr.com

Or

Thomas T. Higgins 617-926-1551 tom.higgins@vitechnologies.com

Vitex Reports Fourth Quarter and Year-End Financial Results for 2002

Watertown, MA (February 27, 2003)—V.I. Technologies, Inc. (Nasdaq: VITX) (“Vitex” or “the Company”), a biotechnology company dedicated to developing products that improve the safety of the transfusion blood supply, today announced its financial results for the fourth quarter and year ended December 28, 2002.

For the fourth quarter of 2002, Vitex reported a net loss of $4.6 million or $0.20 per share, compared to a net loss of $1.9 million, or $.08 per share, for the fourth quarter of 2001. The fourth quarter loss for 2002 includes a $1.3 million credit for the recently announced settlement with the Bureau of Alcohol Tobacco and Firearms (BATF) of an ethanol tax exposure related to the divested Plasma Operations. In the fourth quarter of 2001, a $2.0 million credit was recorded for a contingent gain related to the 2001 divestiture of the Company’s plasma operations. Research and development (R&D) spending increased to $5.1 million in the fourth quarter of 2002 compared to $4.3 million in the fourth quarter of 2001. The increase in R&D spending reflects the cost associated with initiating the Phase III clinical trials of the INACTINE™ pathogen reduction system for red blood cells and the costs to develop an automated delivery process to support commercialization of the system.

For the year ended December 28, 2002, the net loss was $20.0 million or $0.88 per share compared to a net loss of $23.4 million or $1.05 per share in fiscal year 2001. R&D spending for 2002 was $21.5 million compared to $20.2 million in 2001. The spending increased with the continued clinical and development progress of the Vitex INACTINE system.

Vitex’s cash and short-term investments at year-end were $7.2 million. The year-end cash does not include $2.5 million available under the Pall Corporation (Pall) revolving credit facility or the anticipated Pall equity milestone investment of $4.0 million previously announced. On January 21, 2003, the Company announced the filing with the Securities and Exchange Commission (SEC) of a registration statement for a proposed $20.0 million rights offering. This registration statement has not yet become effective. The Company subsequently announced receiving non-binding expressions of interest to acquire common stock in the rights offering totaling between $13.0 million and $18.0 million at $1.02 per share. With the rights offering in this minimum range, the Company intends to concurrently close the $4 million investment commitment from Pall Corporation resulting in anticipated minimum gross proceeds in the range of $17.0 million to $22.0 million. Information relating to of the rights offering is included in the Company’s preliminary prospectus included in a registration statement on Form S-2 filed with the SEC, copies of which are available by contacting the Company.

“Fiscal 2002 ended on a particularly high note for Vitex,” said Mr. John R. Barr, President and CEO of Vitex. We enrolled our first patient in the Phase III trial for the INACTINE system for red blood cells. We are enrolling patients in both studies and we are pleased with our early progress in patient enrollment. We have initiated our fund-raising efforts with the filing of the rights offering. The anticipated proceeds of that offering will be used to fund the Phase III trials and for other corporate purposes. In parallel, we are in discussions with a number of potential partners to accelerate the commercialization of the system.”

Significant highlights for 2002 include:

•	Enrolled the first patient in the Phase III study for the INACTINE pathogen reduction system for red blood cells in chronically transfused patients. Both Phase III studies involving patients requiring chronic and acute transfusion support are actively enrolling patients.

•	Reached agreement with Pall Corporation to modify the partnership between the two companies. That agreement provided Vitex with a one year period to negotiate new partnerships for the commercialization of the INACTINE system for red blood cells. Vitex agreed to use Pall filters exclusively in the system. Pall also provided a one year $5 million revolving credit facility to Vitex and committed to a $4 million milestone equity investment, subject to certain conditions.

•	Received notice of acceptance and/or publication of 8 articles in peer-reviewed journals including non-clinical studies highlighting the ability of the INACTINE system to inactivate lymphocytes in red blood cells, and the unique ability of the system to inactivate a broad spectrum of both enveloped and non-enveloped viruses. The most recent article in the February 2003 issue of the journal Transfusion reported on bacterial inactivation studies by Vitex scientists.

•	Presented 15 abstracts at three major Transfusion and Blood Banking meetings including the International Society for Blood Transfusion, the Annual Meeting of the American Association of Blood Banks, and the American Society of Hematology meeting. These abstracts covered clinical, toxicology and non-clinical inactivation studies.

•	Strengthened the intellectual property position of the INACTINE system for red blood cells.

•	Was the first company to report on inactivation of West Nile Virus in red blood cells. These results were presented at the August 2002 FDA/NIH Workshop on Reducing Pathogens in Blood Products Used in Transfusion, and at the November 2002 workshop on Donor Screening for West Nile Virus.

•	Continued progress with an outside engineering firm in developing an automated delivery system for adding INACTINE to a unit of red blood cells. We remain on track to introduce that device in our Phase III trials later this year.

Vitex will hold a conference call to discuss the fourth quarter and year-end 2002 results at 10:00 AM (EST) on Thursday, February 27. Callers are invited to join the company at (800) 245-3043; replay will be available for one week at (877) 693-4280.

A registration statement relating to the securities to be offered in the rights offering discussed above has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor mayp ffers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

The offer of securities in the rights offering will be made only by means of a written prospectus, a copy of which may be obtained from the company at V.I. Technologies, 134 Coolidge Avenue, Watertown, MA, 02472, Attention: Thomas Higgins, Chief Financial Officer.

About Vitex

Vitex is developing products designed to improve the safety of the world’s blood supply. The Company’s revolutionary INACTINE™ technology, currently in Phase III clinical trials, is designed to inactivate a wide range of viruses, bacteria and parasites, and has demonstrated its ability to remove prion proteins, while preserving the therapeutic properties of red blood cells. The technology works by binding to the RNA or DNA of the pathogen. Once bound, the compound forms an irreversible bond to the pathogenic nucleic acid, preventing replication and thereby “killing” the pathogens. The Company’s lead product is INACTINE™ Pathogen Reduction System for red blood cells. Over 40 million red cell units are transfused annually in the U.S., Europe and Japan, representing an over $4 billion market opportunity. The Company currently has partnerships with Pall Corporation, Haemonetics Corporation and Amersham Biosciences. For more information on Vitex, please visit our Web site at: www.vitechnologies.com.

Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, such as execution of the Company’s financing plans, quarterly fluctuations in operating results, anticipated clinical trial timelines or results, the timely availability of new products, market acceptance of the Company’s products, the impacts of competitive products and pricing, government regulation of the Company’s products and other risks and uncertainties set forth in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.

(Financial tables follow)

V.I. TECHNOLOGIES, INC.
CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except for per share data)
	Quarter ended		Year ended
	December 28, 2002	December 29, 2001	December 28, 2002	December 29, 2001
	(unaudited)	(audited)	(unaudited)	(audited)
Partner research funding	$204	$1,414	$4,225	$6,264
Processing revenue	—	—	—	20,628

Net revenue	204	1,414	4,225	26,892

Costs and expenses:
Research and development	5,117	4,285	21,537	20,194
Selling, general and administrative	1,072	1,218	4,756	7,755
Plasma Operations divestiture	(1,297)	(1,987)	(1,628)	6,801
Cost of sales	—	—	—	15,697

Operating expenses	4,892	3,516	24,665	50,447

Loss from operations	(4,688)	(2,102)	(20,440)	(23,555)

Other income, net	47	174	400	135

Net loss	$(4,641)	$(1,928)	$(20,040)	$(23,420)

Basic and diluted net loss per share	$(0.20)	$(0.08)	$(0.88)	$(1.05)

Weighted average number of shares	22,772	22,710	22,752	22,316

V.I. TECHNOLOGIES, INC.
CONDENSED BALANCE SHEET
(in thousands)
	December 28,	December 29,
	2002	2001
	(unaudited)	(audited)
Cash and investments	$7,249	$25,282
Other current assets	7,186	4,032
Property and equipment, net	4,961	4,303
Goodwill and intangibles, net	3,365	3,612
Other assets	—	6,001

Total assets	$22,761	$43,230

Accounts payable and accrued expenses	$2,660	$5,544
Deferred revenue	1,106	1,260
Term debt and capital lease obligations	6,136	3,638
Stockholders' equity	12,859	32,788

Total liabilities and stockholders' equity	$22,761	$43,230